Exhibit 99.1

STONE ENERGY CORPORATION

Announces First Quarter 2005 Earnings

LAFAYETTE, LA. May 4, 2005

Stone Energy Corporation (NYSE: SGY) today announced first quarter 2005 net income of $37.3 million, or $1.38 per share, on oil and gas revenue of $156.2 million compared to net income of $35.8 million, or $1.33 per share, on oil and gas revenue of $133.6 million in the first quarter of 2004. All per share amounts are on a diluted basis.

Prices realized during the first quarter of 2005 averaged $47.63 per barrel of oil and $6.00 per thousand cubic feet (Mcf) of natural gas as compared to first quarter 2004 average realized prices of $34.48 per barrel of oil and $5.49 per Mcf of natural gas. All unit pricing amounts include the cash settlement of hedging contracts. Hedging transactions in the first quarter of 2005 decreased the average realized price of natural gas by $0.19 per Mcf and oil by $0.33 per barrel.

Oil production during the first quarter of 2005 totaled approximately 1,357,000 barrels compared to first quarter 2004 oil production of approximately 1,544,000 barrels and fourth quarter 2004 oil production of approximately 984,000 barrels. Natural gas production during the first quarter of 2005 totaled approximately 15.2 billion cubic feet (Bcf), compared to first quarter 2004 natural gas production of approximately 14.6 Bcf and fourth quarter 2004 natural gas production of 13.5 Bcf. Daily production during the first quarter of 2005 averaged 260 MMcfe, or 23% higher than the average daily production in the fourth quarter of 2004.

Discretionary cash flow totaled $115.8 million during the first quarter of 2005, compared to $104.2 million during the first quarter of 2004. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $111.2 million during the first quarter of 2005, compared to $99.2 million in the first quarter of 2004. (Please see the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)

Lease operating expenses during the first quarter of 2005 totaled $27.9 million compared to $19.9 million for the comparable quarter in 2004. During the first quarter of 2005, lease operating expenses included $3.3 million of repairs in excess of estimated insurance recoveries related to Hurricane Ivan. The remaining $4.7 million increase in lease operating expenses for the first quarter of 2005 is primarily attributable to a 14% increase in the number of active wells and increases in overall industry service costs over the first quarter of 2004.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2005 totaled $55.4 million compared to $46.0 million for the first quarter of 2004. The increase in DD&A for the first quarter of 2005 is the result of increases in the full-cycle unit cost of finding and developing proved reserves.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2005 were $4.8 million compared to $3.7 million in the first quarter of 2004. The increase in SG&A expenses for the first quarter of 2005 is due primarily to a 10% increase in employment of technical personnel over the first quarter of 2004.

During the first quarter of 2005, Stone borrowed $76 million under our bank credit facility in connection with the closing of the previously announced acquisition of acreage in the Williston Basin of Montana and North Dakota. As of May 3, 2005, we have a borrowing base under the new bank credit facility of $425 million, of which $253.9 million of borrowings are currently available. As a result of bank borrowings and the issuance of $200 million 6¾% Senior Subordinated Notes during December 2004, interest expense increased to $5.6 million, net of $3.3 million capitalized, in the first quarter of 2005 compared to $3.9 million, net of $1.6 million of capitalized, in the first quarter of 2004.

Capital expenditures during the first quarter of 2005 totaled $201.9 million, including $102.5 million of acquisition costs, $5.2 million of capitalized general and administrative expenses and $3.3 million of capitalized interest.

OPERATIONAL UPDATE

During the first quarter of 2005, Stone drilled and evaluated 11 wells, five of which were productive. To date, Stone has spud 21 of the 81 wells planned for 2005. The following is an update of ongoing or recently completed operations:

Gulf of Mexico – Shelf & Onshore

Lafitte Field. The Rigolets LP No. A-1 Well was drilled to a total measured depth (MD) of 8,909 feet (8,325 feet of true vertical depth (TVD)) and encountered 120 feet of oil pay in seven sands and 21 feet of gas pay in another zone. The No. A-1 Well was dually completed in early April flowing at a combined gross rate of approximately 820 barrels of oil and 920 Mcf of gas per day. Stone has an approximate 100% working interest (WI) and an approximate 85% net revenue interest (NRI) in the well.

East Cameron Block 265. Following the Donut Prospect discovery of multiple shallow gas reservoirs between approximately 1,000 and 3,800 feet TVD in the No. 4 Well in July 2004 and the delineation drilling by the expendable No. 5 Well, the design and fabrication of a three-pile, six-slot production platform commenced. The “D” platform jacket was set over the No. 4 Well in approximately 175 feet of water in early March. Four development wells are planned and will be completed along with the No. 4 Well. During the drilling and completion phase, pipelines will be laid from the East Cameron Block 278 “B” platform to the “D” jacket. Stone expects the “D” platform deck to be installed during the third quarter of 2005 and first production during the fourth quarter of 2005. Stone has a 50% WI and a 40.7% NRI in these wells.

South Marsh Island Bock 192. The No. A-3 Well was drilled to a total depth of 17,631 feet (14,863 feet TVD) and logged approximately 86 feet of oil pay in three sands. The No. A-3 Well was designed as a development well for the productive horizons seen in the previously announced No. A-2 discovery of the Magic Prospect and to test a deeper section not reached in the No. A-2 Well. Modifications to the existing platform for oil-handling facilities are underway with first production from both wells estimated in the fourth quarter of 2005. Stone has a 50% WI and a 40.9% NRI in these wells.

South Timbalier Block 107. The No. 2 STK Well (Seaweed Prospect) reached a total depth of 16,791 feet MD in April and logged 83 feet of true vertical thickness (TVT) of gas pay in five sands. Completion operations are underway and production from the No. 2 STK Well is expected during the second quarter of 2005. Stone has a 30% non-operated WI and a 23.7% NRI in the well.

Viosca Knoll Block 817. The second well, in a multi-well program, drilled from an existing platform on Viosca Knoll Block 817 is currently completing. The No. A-2 STK2 Well reached a total depth of 11,106 feet MD (4,135 feet TVD) and logged 63 feet of TVT of gas pay in one zone. The first well, the A-1 STK2 Well, drilled to a total depth of 14,495 feet MD (11,333 feet TVD), and encountered 48 feet of net TVT pay in two zones. The No. A-1 STK2 Well was completed in a gas zone and is currently producing at a net daily rate of approximately 6.5 MMcf. A third well is planned from the platform during the second quarter of 2005. Operations to increase the compression capacity of the platform are underway and designed to allow for increased volumes of gas production from additional drilling. Stone has a 100% WI and a 70.3% NRI in the two wells drilled thus far in the program.

Rocky Mountains

Pinedale Anticline. During the first quarter of 2005, Stone drilled one well on the Pinedale Anticline in the Greater Green River Basin of Wyoming, which is currently awaiting completion. We are currently utilizing a single drilling rig in the field due to wildlife restrictions. We plan to drill nine Pinedale wells during 2005. To date, we have drilled 20 successful wells and completed or are completing all of them. Stone has a 50% WI and a 41% NRI in the Pinedale project and is the operator of the drilling portion of the project. The project partner operates the completion and production phases.

Williston Basin. Stone has recently created a new core onshore oil area with the capture of approximately 148,000 net acres in the Williston Basin in a number of acquisitions that have closed or are under contract totaling approximately $96.7 million. On March 1, 2005, Stone completed the initial acquisition of approximately 35,000 net exploratory acres in the Williston Basin of North Dakota and Montana. The acquisition cost, net of purchase price adjustments, totaled approximately $85.7 million, of which $76.0 was financed with borrowings under Stone’s bank credit facility. Approximately 80% of the net purchase price has been allocated to unevaluated costs. The first two wells, of approximately 15 wells planned for 2005, are currently drilling. Stone has working interests in this acreage ranging generally from 55% to 100%.

2005 Guidance

Production. Stone expects second quarter 2005 net daily production to average 260-280 MMcfe. Also, Stone expects full year 2005 production growth of 8%-16% over 2004 production volumes, which is a slight increase of the upper end of the range from the previous forecast of 8%-14%. Coincidentally, the revised full-year forecasted net daily production rates results in an average of 260-280 MMcfe, which is consistent with expected average net daily production for the second quarter of 2005.

Operating Expenses. For the second quarter of 2005, lease operating expenses are expected to total between $29-$32 million based upon known operating conditions and maintenance activities. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of service and materials used in the operation of our properties and the amount of maintenance activity required.

Estimates for Stone’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, earthquakes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

Other Information

In this press release, we refer to a non-GAAP financial measure we call discretionary cash flow because of management’s belief that this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

Stone Energy has planned a conference call for 3:00 p.m. CDT on Thursday, May 5, 2005 to discuss the operational and financial results for the first quarter of 2005. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain gas and Williston Basin oil. For additional information, please contact James H. Prince, Executive Vice President and Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

FINANCIAL RESULTS
Net income	$37,348	$35,773
Net income per share	$1.38	$1.33

PRODUCTION QUANTITIES
Oil (MBbls)	1,357	1,544
Gas (MMcf)	15,249	14,638
Oil and gas (MMcfe)	23,391	23,902

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.1	17.0
Gas (MMcf)	169.4	160.9
Oil and gas (MMcfe)	259.9	262.7

REVENUE DATA (1)
Total oil revenue	$64,631	$53,239
Total gas revenue	91,522	80,341
Total oil and gas revenue	$156,153	$133,580

AVERAGE PRICES (1)
Oil (per Bbl)	$47.63	$34.48
Gas (per Mcf)	6.00	5.49
Per Mcfe	6.68	5.59

COST DATA
Lease operating expenses	$27,924	$19,891
Salaries, general and administrative expenses	4,826	3,741
DD&A expense on oil and gas properties	55,427	46,043

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.19	$0.83
Salaries, general and administrative expenses	0.21	0.16
DD&A expense on oil and gas properties	2.37	1.93

AVERAGE SHARES OUTSTANDING – Diluted	27,039	26,798

(1) Includes the settlement of hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$64,631	$53,239
Gas production	91,522	80,341
Total operating revenue	156,153	133,580

Operating expenses:
Lease operating expenses	27,924	19,891
Production taxes	2,427	1,811
Depreciation, depletion and amortization	56,192	46,744
Accretion expense	1,790	1,463
Salaries, general and administrative expenses	4,826	3,741
Incentive compensation expense	646	693
Derivative expenses	-	902
Total operating expenses	93,805	75,245
Income from operations	62,348	58,335

Other (income) expenses:
Interest	5,624	3,949
Other income	(589)	(649)
Total other expenses	5,035	3,300

Income before income taxes	57,313	55,035
Provision for income taxes:
Current	-	-
Deferred	19,965	19,262
Total income taxes	19,965	19,262

Net income	$37,348	$35,773

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$115,836	$104,230

Net working capital changes and other	(4,650)	(3,340)
Investment in put contracts	-	(1,683)

Net cash flow provided by operating activities	$111,186	$99,207

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$35,567	$24,257
Accounts receivable	125,405	111,398
Other current assets	12,175	9,368
Total current assets	173,147	145,023

Oil and gas properties:
Proved, net	1,558,253	1,489,498
Unevaluated	230,743	153,041
Building and land, net	5,580	5,416
Fixed assets, net	4,634	4,761
Other assets, net	12,545	23,156
Total assets	$1,984,902	$1,820,895

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$122,111	$110,845
Undistributed oil and gas proceeds	40,415	36,457
Fair value of hedging contracts	31,389	14,346
Other accrued liabilities	14,176	11,973
Total current liabilities	208,091	173,621

8¼% Senior Subordinated Notes due 2011	200,000	200,000
6¾% Senior Subordinated Notes due 2014	200,000	200,000
Bank debt	158,000	82,000
Deferred taxes	222,087	205,331
Asset retirement obligations	106,787	103,179
Other long-term liabilities	2,470	2,430
Total liabilities	1,097,435	966,561

Common stock	269	267
Treasury stock	(1,348)	(1,462)
Additional paid-in capital	473,714	466,478
Unearned compensation	(1,932)	(1,486)
Retained earnings	437,167	399,825
Accumulated other comprehensive loss	(20,403)	(9,288)
Total stockholders’ equity	887,467	854,334
Total liabilities and stockholders’ equity	$1,984,902	$1,820,895